Exhibit 4.12

                           SHARE PURCHASE AGREEMENT
                           ------------------------
                               (the "Agreement")

         Duly made and entered into as of the 2nd day of January 2001 by and among

                            Elscintec Systems Ltd.
                          an Israeli private company
                              number. 51-188508-9
                        (the "Company" or "Elscintec")

                                      and

                    1. Y. Zuckerman Properties (1999) Ltd.
                          an Israeli private company
                              number. 51-2803404
                                 ("Zuckerman")

                                2. Tawton Ltd.

                  a company incorporated under the law of the
                 Isle of Man and registered under no. 099922C.
                                  ) "Tawton")


                               3. John A. Cowan

                       Isle of Man Passport No. MN045367
          Victory House, Prospect Hill, Douglas, Isle of Man 1M1 1EQ.
                                   ("Cowan")

                    (jointly and severally, the "Sellers")

                                      and

                              Mr. Yoav Zuckerman
                            Israeli ID # 006172449
                                   ("Yoav")

                                      and

                             Aryt Industries Ltd.
                        Israeli public company number.
                                  52-003335-8
                               (the "Purchaser")


WHEREAS, the Company is engaged in the development, manufacture and marketing of mammography systems and related accessories; and

WHEREAS, 100% of the issued and outstanding share capital of the Company is held by Zuckerman ; and

WHEREAS, 50% of issued and outstanding share capital of Zuckerman is held by Yoav, and additional 50% of the issued and outstanding share capital of Zuckerman is held by Tawton; and

WHEREAS, 100% of the issued and outstanding share capital of Tawton is held by Cowan; and

     WHEREAS, the Purchaser undertakes to purchase from Cowan, and Cowan undertakes to sell to the Purchaser, all of the issued and outstanding share capital of Tawton, so that after such Purchase, the Purchaser shall become the holder, directly and indirectly, of 50% of the outstanding share capital of the Company, on the terms and conditions and for the consideration set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.   DEFINITIONS
     -----------

     As used in this Agreement, the following terms shall have the meaning set out below:

     1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate" the term "control" and any derivatives thereof mean the possession, directly or indirectly, of more than 50% of the voting rights or the rights to appoint directors whether through ownership of voting securities, by contract, or otherwise. With respect to the Purchaser an Affiliate shall include any entity from Aryt's group of Companies.

     1.2 "Confidential Information" shall mean all trade secrets and other confidential information concerning the Company including, without limitation, information regarding the operations, future plans, projected and historical sales, marketing, costs, production, growth and distribution, any customer lists, customer information, information relating to governmental relations, technical information, Intellectual Property and information relating to the products or services, whether patentable, or able to be copyrighted, or not. Confidential Information shall not include information that is publicly available, at the time of disclosure or subsequently became publicly available information in the possession of the receiving party prior to its disclosure by the disclosing party or information that came to the knowledge of the receiving party otherwise than through a breach by the receiving party of obligations of confidentiality.

     1.3 "Liens" shall mean liens, charges, claims, pledges, security interests, third party interest, and encumbrances of any nature whatsoever.

     1.4 "Person" shall mean an individual, partnership, corporation, limited liability company or joint venture.


2.   SALE AND PURCHASE OF SHARES
     ---------------------------

     2.1 Subject to the terms and conditions hereof, Cowan shall sell and transfer to the Purchaser, and the Purchaser shall purchase from Cowan one Ordinary Share, which constitutes 100% of the issued and outstanding shares of Tawton (the "Purchased Shares"). As consideration for the Purchased Shares, the Purchaser shall pay Cowan a purchase price of one million two hundred and fifty thousand U.S. Dollars (US$1,250,000) (the "Purchase Price"), representing a price per share of US$1,250,000 for each of the Purchased Shares (the "Price Per Share").

     2.2 The Company, Yoav and the Sellers represent and warrant to the Purchaser that immediately following the Closing, (i) the Purchased Shares shall represent 100% of Tawton's issued and outstanding share capital, including all issued shares, all outstanding warrants, options and convertible securities and (ii) Tawton's holdings in Zuckerman represent 50% of Zuckerman's issued and outstanding share capital, including all issued shares, all outstanding options, warrants and convertible securities, and (iii) Zuckerman's holding in the Company represent 100% of the Company's issued and outstanding share capital, including all issued shares, all outstanding warrants, options and convertible securities.

     2.3 The Company, Yoav and the Sellers represent and warrant to the Purchaser that the Purchased Shares, when sold and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive or similar rights; and such Purchased Shares will be free and clear of any Liens, and duly registered in the name of the Purchaser in Tawton's Shareholders Register.

     2.4 The Purchaser shall pay $1,250,000 to Cowan, in U.S. dollars by electronic wire transfer to a bank account designated by Cowan, or by such other form of payment as is mutually agreed by Cowan and Purchaser, on the date of the Closing of this Agreement and subject to fulfillment of all closing conditions by the Company, Sellers and Yoav.

3.   GUARANTEES
     ----------

     3.1 Upon the Closing and subject to fulfillment of all closing conditions by the Company, Sellers and Yoav, for a period of thirty-six (36) months, the Purchaser shall provide the Company with the required guarantees for the Company to obtain credit lines in the amount of one million two hundred fifty thousand U.S. Dollars (US$1,250,000) (the "Guarantees Amount").

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
     ---------------------------------------------------------

     The Sellers ,Yoav and the Company hereby, as of the date hereof and as of the Closing Date, jointly and severally, represent and warrant to the Purchaser and acknowledge that the Purchaser is entering into this Agreement in reliance on the said warranties as follows:

     4.1 Good Standing. The Company, Zuckerman and Tawton are each duly incorporated and validly existing under the laws of the state of it's incorporation and has all the corporate powers and governmental licenses, authorizations, consents and approvals required to carry on its business as is now conducted or as proposed to be conducted, and is in good standing with and before all governmental authorities.

     4.2 Validity of Agreement. This Agreement and all documents and instruments referred to in this Agreement, have been duly, authorized, executed and delivered by the Company, Zuckerman, Tawton and Cowan, and all documents and instruments referred to or contemplated by this Agreement will be the valid and legally binding obligation of the Company, Zuckerman, Tawton and Cowan, respectively, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement by the Company, Zuckerman, Tawton and Cowan nor the compliance and performance by the Company, Zuckerman, Tawton and Cowan with the terms and provisions hereof, including the execution and delivery of all documents, and instruments referred to or contemplated by this Agreement will (a) conflict with or result in a breach by the Company, Zuckerman, Tawton and Cowan of any of the terms and provisions of (i) any law, rule, ordinance, regulation, permit, order, judgment or decree of any court, arbitrator or governmental instrumentality or (ii) any lien, lease, license, agreement, or instrument to which the Company, Zuckerman, Tawton or Cowan or any of their shareholders are a party or by which they or their properties may be bound, or (b) create in any Person the right to terminate, accelerate, modify, cancel or otherwise cause a adverse change with respect to any such lien, lease, agreement, contract, instrument or assets or (c) result in the creation of any lien, charge, or other encumbrance on any property right or asset of the Company, Zuckerman,or Cowan.

     4.3 Share Capital, Capitalization. On the date hereof, the authorized share capital of each of the following entities shall be as follows:

          4.3.1 The Share Capital of the Company is NIS 22,900 divided into 22,900 Ordinary Shares, of which 21,158 Ordinary Shares are issued and outstanding.

          4.3.2 The Share Capital of Zuckerman is NIS 38,000 divided into 38,000 Ordinary Shares of which 100 Ordinary Shares are issued and outstanding.

          4.3.3 The Share Capital of Tawton is GBP2,000.00 divided into 2,000 Ordinary Shares of which 1 Ordinary Share is issued and outstanding.

          4.3.4 Exhibit 4.3.4 hereto contains a true and correct description of the identity of each holder of shares or rights (vested or contingent) to acquire shares in the Company, in Zuckerman and in Tawton, including the number and class of such shares, as of immediately prior to the Closing. Except as set forth in Exhibit 4.3.4, there are no rights or agreements to subscribe for, or to purchase, any shares or other securities of the Company and/or of Zuckerman and/or Tawton nor are there outstanding any warrants, options, convertible instruments, or any other rights, agreements, undertakings, promises or commitments, written or oral, to sell or acquire shares from the Company and/or Zuckerman and/or Tawton and/or the Shareholders thereof. Subsequent to the Closing, the ownership of the share capital of the Company, of Zuckerman, and of Tawton, both issued and outstanding shall be as set forth in the Post-Closing Capitalization Table attached as
                 Exhibit 4.3.4(a) hereto.

          4.3.5 All the outstanding share capital of the Company, Zuckerman and Tawton as detailed in this Section 4.3, is duly authorized, validly issued, fully paid, non-assessable, and, except as stated in Exhibit 4.3.5 hereto, free and clear of any Liens, security interests, encumbrances or adverse claims of any kind and nature.

     4.4. Subsidiaries. Except as described in the preamble hereto and as detailed in Exhibit 4.4, the Company, Zuckerman and Tawton each has no subsidiaries, Joint Venture Enterprises with other entities, or any other capital holdings in other incorporated entities.

     4.5. Board of Directors. The present members of each of the Board of Directors of the Company of Zuckerman and of Tawton are as set forth in Exhibit 4.5.

     4.6 Compliance. Except as specified in Exhibit 4.6 hereto, there are no defaults by the Company or by Zuckerman or by Tawton or another party to any contract, agreement, license or similar document to which the Company or Zuckerman or Tawton are a party. Each of the Company, Zuckerman and Tawton is in compliance in all material respects with all applicable laws, ordinances, permits, rules, regulations, judgments, orders, decrees, rulings and governmental requirements. Except as specified in Exhibit 4.6(a) hereto, each of the Company, Zuckerman and Tawton has not incurred any indebtedness for borrowed money as to which a creditor has a claim against the assets of the Company, Zuckerman or Tawton.

     4.7 Litigation. Except as specified in Exhibit 4.7, hereto, to the best knowledge of the Company, Zuckerman, Tawton and Yoav there is no action, suit, arbitration, litigation proceeding, investigation, claim or inquiry (formal or informal) pending or threatened against the Company ,Zuckerman and Tawton, and there are no acts or matters which have occurred or to the best knowledge of the Company, Zuckerman, Tawton and Yoav may occur, to give rise to the foregoing which (a) questions the validity of this Agreement or the transactions contemplated hereby, (b) if adversely determined would, materially and adversely affect the Company's, Zuckerman's or Tawton's performance hereof or the Company's, Zuckerman's or Tawton's business, operations or assets, or (c) may subject the Purchaser to any liability after the Closing Date.

     4.8. Title to Property and Assets. Full and accurate details of the Company's of Zuckerman's and of Tawton's property and assets are contained in Exhibit 4.8 hereto. Such assets are owned by the Company or Zuckerman or Tawton free and clear of all Liens, except as set forth elsewhere in this Agreement, and are reflected in the Financial Statements.

          With respect to the property and assets that are leased, the Company and/or Zuckerman and/or Tawton are in compliance with all material provisions of such leases and holds a valid leasehold interest free of any liens, claims, loans or encumbrances. All properties and assets owned leased or licensed by the Company and/or Zuckerman are free of material defects, maintained in good and usable operating condition and are suitable for the purposes for which they are used.

     4.9. Bank Accounts. Full and accurate details about all the Bank Accounts of the Company and of Zuckerman and of Tawton are disclosed in
          Exhibit 4.9 hereto. Confirmation of Bank Hapoalim B.M. regarding the credit lines of the Company is attached as Exhibit 4.9A hereto.

    4.10. Intellectual Property.

          4.10.1.Exhibit 4.10.1 contains a complete and accurate list of all United States, Israeli and foreign patents, trademarks (both common law and registered), trade names, service marks, copyrights and applications or registrations of any of the foregoing (collectively, "Intellectual Property Rights") as to which the Company is the owner or licensee (indicating exclusive or non-exclusive). Exhibit 4.10.1, together with all technology, information, ideas, know how and trade secrets related thereto or otherwise owned by the Company, whether protectable by registration or not, or in which the Company has any interest, is collectively referred to as the "Company Intellectual Property".

                 No Intellectual Property Rights of any kind other than the Company Intellectual Property are necessary for the Company to conduct its business as currently conducted.

          4.10.2 Except as set forth in Exhibit 4.10.2, the Company exclusively owns, free and clear of any Lien, or is exclusively (unless otherwise indicated in Exhibit 4.10.2) licensed under, the patents and patent applications in
                 Exhibit 4.10.1. Except to the extent specifically set forth in Exhibit 4.10.2, no claim has been asserted or, to the best knowledge of the Company ,the Sellers and Yoav, threatened by any person, and, to the Company's, the Seller's and Yoav's best knowledge, no basis for any claim exists, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. To the best knowledge of the Company, the Sellers and Yoav, the use of the Company Intellectual Property by the Company in the present conduct of its business does not infringe the intellectual property rights of any person or entity.

          4.10.3 Except to the extent specifically disclosed on Exhibit 4.10.3, no current or former shareholder, employee, officer, director or consultant of the Company has any rights in or to any of the Company Intellectual Property. To the best knowledge of the Company, the Sellers and Yoav, all Company Intellectual Property listed on Exhibit 4.10.1 has the status indicated therein and except as expressly set forth in
                 Exhibit 4.10.3: (i) all patent applications are still pending in good standing and have not been abandoned and (ii) all patents are in good standing and have not lapsed. Except to the extent specifically disclosed on Exhibit 4.10.1: (i) to the best knowledge of the Company, the Sellers and Yoav, the granted patents of the Company Intellectual Property are valid and except with respect to the examination process to which patent applications are subjected, the Company Intellectual Property has not been challenged in any judicial or administrative proceeding; (ii) the Company has made all statutorily required filings, if any, to record its interest, and taken reasonable actions to protect its rights, in the Company Intellectual Property; (iii) to the knowledge of the Company ,the Sellers and Yoav, no person or entity nor such person's or entity's business or products has infringed, misused or misappropriated the Company Intellectual Property or currently is infringing, misusing or misappropriating the Company Intellectual Property; and (iv) to the knowledge of the Company, the Sellers and Yoav, no other person or entity has any right to receive or any obligation to pay a royalty with respect to any of the Company Intellectual Property or any product or service of the Company or its subsidiaries.

          4.10.4 Except as explicitly and specifically set forth in Exhibit 4.10.4, at no time during the conception of or reduction to practice of any of the Intellectual Property Rights was any developer, inventor or other contributor to such Intellectual Property Rights operating under any grants from any governmental entity or agency, performing research sponsored by any governmental entity or agency or private source. The Company, the Sellers and Yoav are not aware that at any time during the conception of or reduction to practice of any of the Intellectual Property Rights, any such developer, inventor or other contributor was operating or subject to any employment agreement, or invention assignment or nondisclosure agreement, or other obligation with any third party that could adversely affect the rights of the Company in such Intellectual Property Rights.

          4.10.5 Subject to Exhibit 4.10.5, The Company takes measures to protect the confidentiality and value of all the Company Intellectual Property, which measures under the circumstances are reasonable and customary in the industry in which the Company operates. Each of the key officers, employees and consultants of the Company are bound by written agreements assigning to the Company all rights to intellectual property developed in the course of their employment with and/or service to the Company.

          4.10.6 Except as set forth in Exhibit 4.10.6 the Company has not received any communications alleging that the Company has violated or by conducting its business as proposed, would violate, patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of other persons or entities, nor is the Company aware of any similar violation of its Intellectual Property by others .
                 Exhibit 4.10.6 contains a legal opinion of the patent attorney of the Company regarding the patent infringement claim made by Turon AB, regarding the Company's U.S. Patent no. 4,727,565.

    4.11  Taxes.

          4.11.1 Except as provided in Exhibit 4.11, the Company's and/or Zuckerman's and/or Tawton's Financial Statements make full provisions according to GAAP as defined in Section 4.13 hereto for all taxes for which the Company and/or Zuckerman and/or Tawton were then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, distribution or event which was earned, accrued, received, or realized, paid, made or accrued on or before September 30, 2000, and up until September 30, 2000, the Company, Zuckerman and Tawton have promptly paid or fully provided in their books of account according to GAAP as defined in Section 4.13 hereto for all Taxes for which they have or may hereafter become liable or accountable in the period from the date of their incorporation to the Closing Date.

          4.11.2 The Company and/or Zuckerman and/or Tawton have at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on them, or to which any claim, deduction, allowance or relief made, claimed by or afforded to them was made subject, under any legislation relating to taxes, except for such non compliance that, both individually and in the aggregate with all other exceptions to any of the representations in this Section 4.11.2 which are not specified in the exhibits, would not have a Material Adverse Effect on the Company and/or Zuckerman and/or Tawton

          4.11.3 The Company and/or Zuckerman and/or Tawton are not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant government body in relation to its liability or accountability for taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to taxes, except for such dispute or claim that, both individually and in the aggregate with all other exceptions to any of the representations in this Section 4 which are not specified on schedules hereto, would not have a material adverse effect on the Company and/or Zuckerman and/or Tawton.

          4.12. Agreements. Exhibit 4.12 attached hereto contains a complete list of all outstanding contractual undertakings of the Company and/or Zuckerman and/or Tawton and all other contracts, leases, licenses, debt instruments, loan agreements, partnership or joint venture agreements, confidentiality and non-competition agreements, lease agreements, license agreements, merchandise commitments, and all other material obligations of the Company and/or Zuckerman and/or Tawton to date relating to the Company's and/or Zuckerman's and/or Tawton's assets. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect without any material default thereunder, (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except as disclosed in Exhibit 4.12 and elsewhere in this Agreement,
                 (c) to the best of the Company's ,the Sellers' and Yoav's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement except as set forth in
                 Exhibit 4.12, and (d) no party has repudiated any provision of the agreement. There are no outstanding powers of attorney executed on behalf of the Company and/or Zuckerman and/or Tawton.

    4.13. Financial Statements. The Company, Zuckerman and Tawton have delivered to the Purchaser, as reflected in Exhibits 4.13 , 4.13 A and 4.13 B hereto, a true and correct copy of (a) the Company's and Zuckerman's audited financial statements, as of December 31, 1999,
          (b) the Company's, Zuckerman's unaudited reviewed financial statements as of June 30, 2000, and (c) the Company's and Zuckerman's Trial Balance Sheet as of September 30, 2000. The documents referred to in this Section 4.13 are referred to as the "Financial Statements".

          The Financial Statements were prepared in accordance with Israel generally accepted accounting principles applied on a consistent basis ("GAAP").

          Except as set forth (i) in the Financial Statements of the Company and/or Zuckerman and/or Tawton, (ii) in Exhibit 4.13C hereto, (iii) elsewhere in this Agreement, and (iv) in the Company's and/or Zuckerman's and/or Tawton's normal guarantee and warranty undertakings towards customers, to the best knowledge of the Company, Zuckerman and Tawton, there are no fixed or contingent liabilities, asserted or unasserted (and there is no current basis for any present or future action, suit, proceeding, investigation, charge, claim, or demand giving rise to any such liability), including without limitation such liabilities arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company and/or Zuckerman and/or Tawton with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any of such products.

    4.14. Interim Operations. Except as set forth in Exhibit 4.14, since September 30, 2000 (a) there have not been any material adverse changes in the financial condition, material assets or results of operations of the Company and/or Zuckerman and/or Tawton , (b) there has not been any increase in the payment of compensation to any director or employee of the Company and/or Zuckerman and/or Tawton.

    4.15. Employees. A list detailing the names and positions of all employees of the Company and of Zuckerman, and of Tawton and a summary of their material terms of employment, has been delivered to the Purchaser in writing prior to the execution of this Agreement.
          Exhibit 4.15 attached hereto lists all employment, non-competition and confidentiality agreements between the Company and Zuckerman and Tawton and their employees. The Company and/or Zuckerman and/or Tawton are in compliance in all material respects with all applicable laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from employees or Persons deemed to be employees, under applicable tax laws. Except as set forth in Exhibit 4.15, the Company and/or Zuckerman and/or Tawton have paid all of their employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof, and has reserved sufficient funds for severance payments for all of its employees. Yoav hereby represents and warrants that he has no claim nor any basis for claim against the Company or Zuckerman which relates to his employment or directorship with any of them.

     4.16 Insurance. Full and accurate details of the Company's and of Zuckerman's and of Tawton insurance policies are contained in
          Exhibit 4.16 hereto.

          4.16.1 The Company and/or Zuckerman and/or Tawton have not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which might result in an increase in premiums and the Company and/or Zuckerman and/or Tawton have complied with all conditions attached to such policies.

          4.16.2 There is no claim outstanding under any of such policies nor, to the best of the Company's ,the Seller's and Yoav's knowledge, are there any circumstances likely to give rise to such a claim.

     4.17 Related Party Transactions. Except as set forth in Exhibit 4.17: (a) no Related Party has, and no Related Party has had any direct or indirect interest in any asset used in or otherwise relating to the business of the Company and/or Zuckerman and/or Tawton; (b) no Related Party is or has been indebted to the Company and/or Zuckerman and/or Tawton; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any agreement, transaction or business dealing involving the Company and/or Zuckerman and/or Tawton; (d) no Related Party is known to have been competing, or has competed, directly or indirectly, with the Company and/or Zuckerman and/or Tawton; and (e) no Related Party has any claim or right against the Company and/or Zuckerman and/or Tawton. For purposes of this Section 4.17 each of the following shall be deemed to be a "Related Party": (i) each of the Company and/or Zuckerman and/or Tawton and their shareholders; (ii) each individual who is, or who has been, an officer of the Company and/or Zuckerman and/or Tawton; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and
          (iv) any trust or other Entity (other than the Company and/or Zuckerman) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     4.18 Governmental Authorizations. The Company and/or Zuckerman and/or Tawton have all material governmental authorizations, permits, consents and approvals necessary to enable them to conduct their business in the manner in which their business is currently being conducted and as proposed to be conducted. The Company and/or Zuckerman and/or Tawton are in substantial compliance with the terms and requirements of such governmental authorizations and the Company and/or Zuckerman and/or Tawton have not received any notice or other communication from any governmental body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any governmental authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any governmental authorization.

     4.19 Consents and Approvals; No Violations. No consent, approval or other authorization is required for the consummation by such Seller and/or Yoav of the transactions contemplated by this Agreement, and the consummation by such Seller and/or Yoav of the transactions contemplated by this Agreement will not result in any material violation or default under any provision of any law applicable to such Seller or of the jurisdiction of organization of such Seller and/or Yoav, any material agreement by which such Seller and/or Yoav is bound or the certificate of incorporation or by-laws, or other organizational instruments, of such Seller and/or Yoav.

     4.20 Business Plan. The Business Plan of the Company, dated November 1999, attached hereto as Exhibit 4.20, had been prepared in good faith and with reasonable care by the Company. As a result of the following: (a) that orders for the Company's mammography systems by Philips Medical Systems have not met expectations and in the future will not likely meet expectations, and (b) that Philips Medical Systems has informed the Company that it will not renew its current agreement with the Company beyond November 10, 2001, the contribution of transactions with Philips Medical Systems to the Company's sales and revenues, as set forth in the Business Plan, has materially changed. In addition, these changes have resulted in a need (a) to find new distributors for the Company's systems, and (b) for increased penetration efforts in the North American market. Neither the Company nor the Sellers nor Yoav provides any guaranty regarding the financial or other projections included in such Business Plan which projections were only estimates.

     4.21 Obligations and debts to Elsint Ltd. The aggregate amount of the obligations and debts as of September 30, 2000, of the Company, Zuckernan and Yoav to the Elscint Group as defined below (not including any interest thereon) do not exceed the amount of two million three hundred and fifty thousand US Dollars ($2,350,000). Full and accurate details of such obligations and debts are specified in Exhibit 4.21 attached hereto.

          In this Section Elscint Group means any and all of the following corporations and any related corporation thereof: "Elscint Ltd, company No. 52-0029059; Elscint Industrial Solutions (1999) Ltd., company No.51-2834482; Elscint industrial research and development formed by Elscint Ltd. company No. 52-003470-3".

     4.22 Broker's or Finder's Fee. Except as detailed in Exhibit 4.22, no person acting on behalf of the Company or the Sellers is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     4.23 Disclosure. Neither this Agreement, nor the Financial Statements, nor any statements or certificates or other documents made or delivered in connection herewith contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. The Company, the Sellers and Yoav are not aware of any fact material to the Company's and/or Zuckerman's and/or Tawton's assets, and the Purchased Shares that has not been disclosed to the Purchaser and set forth in this Agreement, including the exhibits hereto, or otherwise disclosed in writing to the Purchaser.

     4.24 Materiality. Each reference to any material adverse effect upon the financial condition, operation, or prospects of the Company and/or Zuckerman and/or Tawton or their Assets, or any other reference to a material item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to the Purchaser exceeding $30,000 in any single instance, whether under one or more representations, warranties, covenants, or agreements contained herein.

          4A The Sellers and Yoav hereby represent and warrant that:

               (i) except for its investment in Zuckerman, and the liabilities arising therefrom, since its incorporation, Tawton has not conducted any business nor incurred any other material liability whatsoever. Tawton's incorporation documents are attached as Exhibit 4A.1 hereto , and

               (ii) except for its investment in the Company and the
                    liabilities arising therefrom, including obligations arising pursuant to the ElscinTec Transaction Agreement dated December 21, 1999, since its incorporation, Zuckerman has not conducted any business nor incurred any other material liability whatsoever. Zuckerman's incorporation documents are attached as Exhibit 4A.1A hereto.

          4B.4B1. Yoav's Responsibility. Yoav represents and warrants to the Purchaser that he is the sole director of the Company and of Zuckerman and the holder of fifty percent (50%) of the outstanding share capital of Zuckerman . As such sole director and major shareholder Yoav represents that he has full and accurate knowledge about the Company and Zuckerman , Yoav further warrants and declares that all the representations and warranties as made in Sections 4 and 4A, are made by him in his personal capacity. The aforesaid shall in no way derogate from the representations, warranties and obligations of the Company and the Sellers as set out in this Agreement.

          4.B2 As a guarantee to the accuracy of the representations and warranties of regarding Zuckerman and Tawton as specified in this Section 4 and to the fulfillment of all of Cowan's and Tawton's and Zuckerman's obligations according to the provisions of this Agreement, Yoav shall pledge all his shares and holdings in Zuckerman (subject to the provisions of Section
               6.11 below) in favor of the Purchaser for a period of three years commencing the Closing of this agreement all according to the terms and conditions of the pledge agreement attached as
               Exhibit 4.B.2 hereto.

5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
     ----------------------------------------------

     The Purchaser hereby represents and warrants, as of the date hereof and as of the Closing, to the Company and the Sellers and acknowledges that the Company and the Sellers are entering into this Agreement in reliance on said warranties as follows:

     5.1. Organization. The Purchaser is a public company duly organized, validly existing and in good standing under the laws of Israel, with corporate power to carry on its business as now being conducted.

     5.2 Power and Authority; Enforceability. The Purchaser has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of the Purchaser, and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Purchaser nor the compliance and performance by the Purchaser with the terms and provisions hereof, including the execution and delivery of all documents, and instruments referred to or contemplated by this Agreement will (a) conflict with or result in a breach by the Purchaser of any of the terms and provisions of
          (i) any law, rule, ordinance, regulation, permit, order, judgment or decree of any court, arbitrator or governmental instrumentality or
          (ii) any lien, lease, license, agreement, or instrument to which the Purchaser or any of their shareholders are a party or by which they or their properties may be bound, or (b) create in any Person the right to terminate, accelerate, modify, cancel or otherwise cause a adverse change with respect to any such lien, lease, agreement, contract, instrument or assets or (c) result in the creation of any lien, charge, or other encumbrance on any property right or asset of the Purchaser.

     5.3 Experience Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to the purchase of the Purchased Shares and the entry into this transaction. The aforesaid shall in no way derogate from the representations and warranties of the Company and the Sellers as set out in Section 4 above and reliance thereon by the Purchaser.

     5.4 Receipt of Information Without derogating from the representations and warranties set forth in Section 4 above or the Company's ,the Sellers' and Yoav's liability therefor as predicated under this Agreement, the Purchaser has been given access to information regarding the Company and Zuckerman and Tawton, and the Purchased Shares. The Purchaser further represents that it had an opportunity to ask questions and receive answers from the Company's, Zuckerman's and Tawton's representatives, concerning the Company, Zuckerman, and Tawton and the Purchased Shares as well as regarding written information that it received. The Purchaser has conducted a Due Diligence examination of the Company and of Zuckerman .

     5.5 Broker's or Finder's Fee. No person acting on behalf of the Purchaser is or will be entitled to any broker's or finder's fees or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     5.6 Purchase for Purchaser's Own Account. The Purchaser is acquiring the Purchased Shares for investment for its own account and/or its Affiliate's account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Purchased Shares to be purchased hereby, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein.

6.   MANAGEMENT OF THE COMPANY; COVENANTS OF THE PARTIES
     ----------------------------------------------------

     6.1 Board of Directors and Shareholders Decisions. Until an IPO, each of the Company's and Zuckerman's Board of Directors shall consist of up to six (6) directors that shall be elected and operate as follows:

          6.1.1 The Purchaser shall be entitled to appoint three (3) directors, including the chairman, to the Board of Directors of the Company and of Zuckerman, remove any of them from his office and replace any director so appointed whenever his place is vacated for any cause or reason.

                 The initial directors appointed by the Purchaser shall be:
                 Mr. Shmuel Bachar, Mr. Arie Geler and Mr. Yoav Bar-Ness.

          6.1.2 Yoav shall be entitled to appoint three (3) directors to the Board of Directors of the Company and of Zuckerman, remove any of them from his office and replace any director so appointed whenever his place is vacated for any cause or reason. .

                 The Initial directors appointed by Yoav shall be: Yoav Zuckerman, Yoel Margalith; and Dr. Limor Zuri.

          6.1.3 Each of the directors of the Company shall be entitled to receive from the Company, and each of the directors of Zuckerman shall be entitled to receive from Zuckerman, reasonable out-of-pocket expenses for attending meetings of the Board of Directors.

          6.1.4 Subject to Section 11.2 below, each of the directors appointed by the Purchaser and by Yoav shall be entitled to communicate to the Person who appointed him all information received in his capacity as a member of the Board, and such information may be used by each of the Purchaser and Yoav in connection with its investment in the Company and in Zuckerman, and in discussions with other shareholders in the Company and in Zuckerman.

          6.1.5 Subject to any applicable mandatory law, and to the provisions of Section 6.1.6, Section 6.1.7, and Section 6.10 hereof, all resolutions and actions of the Board of Directors and of the shareholders of the Company and of Zuckerman shall be taken by an ordinary majority vote.

          6.1.6 In the event of the failure of the Purchaser and Yoav to agree regarding a material issue (which is not a Significant Transaction (defined in Section 6.1.7 below) which deadlock continues for more than thirty (30) days and which results in a deadlock in the Board of Directors of the Company or of Zuckerman, as the case may be, which continues for more than one Board meeting, then the deadlock provisions of Section
                 6.10 below shall be triggered.

          6.1.7 Until an IPO, no action may be taken by the Company or by Zuckerman with regard to any of the issues referred to in this Section 6.1.7 (the "Significant Transactions") without the consent of the directors appointed by the Purchaser, or, if the issue does not require Board consent, without the consent of the Purchaser. The Significant Transactions shall be the following:

                 (a) any action that reclassifies any outstanding shares into shares, having preferences or priority over the Ordinary Shares;

                 (b) issuance of shares, capital stock, rights, options or warrants to purchase shares, capital stock, or other securities convertible into capital stock;

                 (c) any amendment to the Company's or to Zuckerman's Articles of Association;

                 (d) the sale of all or substantially all of the Company's or all of Zuckerman's assets or shares;

                 (e) any liquidation event or deemed liquidation event, including the liquidation or dissolution of the Company, or a merger or consolidation of the Company with one or more other corporations.

                 (f) a material change in the business of the Company or of Zuckerman;

                 (g)   the terms and conditions of an initial public offering;

                 (h) any transaction of the Company exceeding US $50,000 or which is not in the Company's ordinary course of business;

                 (i)   any transaction or agreement with an Interested Party;

                 (j) an increase in the number of members of the Board of Directors.

     6.2 Accounts and Records. The Company and Zuckerman will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted principles applied on a consistent basis.

     6.3 Access to Information. A representative of the Purchaser and a representative of Yoav who have signed a non-disclosure agreement shall have, upon reasonable notice, full access to all books and records of the Company and of Zuckerman, shall be entitled to review at its discretion, and shall be entitled to inspect the properties of the Company and of Zuckerman, and consult with management of the Company and of Zuckerman.

     6.4 Information Rights. Prior to an IPO, each of the Company and Zuckerman shall deliver to the Purchaser and to Yoav, (i) within 60 days after the end of each fiscal year, a consolidated balance sheet of the company, as at the end of such fiscal year, and a consolidated statement of income and a statement of cash flows of the company, for such year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year and to the company's operating plan then in effect and approved by its Board of Directors, all in reasonable detail. Such financial statements each shall be accompanied by a report and opinion thereon by the independent public accountants of the Company and of Zuckerman, respectively, (the "Accountants"),
          (ii) within 45 days from the end of each quarter, a consolidated balance sheet of the company, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the company for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the company's operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and reviewed by the Accountants; and (iii) monthly management reports (in a form mutually agreed) and unaudited monthly financial statements within 30 days from the end of each month, and (iv) an annual budget, within 30 days prior to the end of each fiscal year. For the Purpose of this Section GAAP shall mean Israeli GAAP and adjustment to US GAAP, provided that the Purchaser shall pay for the expenses associated with the adjustment to US GAAP.

          Notwithstanding anything herein, each of the Company and Zuckerman shall deliver to the Purchaser any information which the Purchaser is required to file pursuant to Israeli and USA securities laws or any request of the securities authorities in these jurisdictions. Such delivery by each of the Company and Zuckerman shall be made at least 14 days before the date on which the Purchaser is required to file such information, provided that each of the Company and Zuckerman has such information and provided further that the Purchaser has notified each of the Company and Zuckerman in due time on such requests.

     6.5 Internal Reporting Requirements. The Company's management shall submit to the Board of Directors for its approval, annually, an annual operating plan and budget, in such format as the directors shall require, at least 30 days prior to the first day of the year covered by such plan (provided, however, that the annual operating plan and budget for the year 2001 may be delayed until after the Closing of this transaction). In addition, the Company's management shall submit to the Board of Directors monthly and other reports in such format, and containing such information, as the directors shall require.

     6.6 Signatory Rights. As of Closing and until otherwise resolved by the Board of Directors, the signatory rights on behalf of the Company shall be as specified in Exhibit 6.6 attached hereto.

     6.7 Preemptive Rights. If at any time prior to the IPO, either the Company or Zuckerman proposes to issue and sell any capital stock of the company, whether or not now authorized, rights, options or warrants to purchase capital stock, or securities of any type whatsoever that are, or may become, convertible into capital stock (excluding securities (i) issued in an IPO, (ii) issued to employees, officers, consultants or directors of the company pursuant to stock option plans or agreements or other incentive stock arrangements, approved by the Board of Directors or
          (iii)issued in connection with the acquisition by the company of, or business combination with, another company or entity by merger or purchase of substantially all of its stock or assets) ("New Securities")) it shall enable Yoav and the Purchaser to purchase their Pro Rata share in the Company or in Zuckerman, as the case may be, all according to the terms and conditions set forth in the Amended Articles of the Company and/or Zuckerman. For the purpose of
          Section 6.7, and Section 6.8 hereof, the term "Pro Rata" with regard to the holdings of the Purchaser and Yoav in the Company shall mean the rate of share holding of any of them in Zuckerman. By way of illustration, immediately following the Closing of this transaction, should the Company propose to issue and sell any capital stock of the Company, the Purchaser would be entitled to purchase 50% of such capital stock and Yoav would be entitled to purchase 50% of such capital stock.

     6.8 Right of First Refusal. Each of the Shareholders of the Company and of Zuckerman, as the case may be, shall be entitled to a Pro-Rata Right of First Refusal upon the transfer of shares by any other Shareholder subject to certain permitted transfers to Affiliates, according to the terms and conditions set forth in the respective Amended Articles of the Company and of Zuckerman.

     6.9  Co-Sale Rights. If the right of first refusal set forth in the
          Section 6.8 above and in the Amended Articles is not exercised and any of the Shareholders (the "Selling Shareholder") intends to sell any shares, other than to an Affiliate, such Selling Shareholder shall so notify the other Shareholders (the "Offerees"), describing in such notification the material terms of such proposed sale. Upon receipt of such notice, the Offerees shall have the right to exercise the option contained in Section 6.9.1 below.

          6.9.1 The Offerees shall have the option, exercisable by written notice to the Selling Shareholder within fifteen (15) business days after receipt of the notice described in
                 Section 6.9 above, to require the Selling Shareholder to provide as part of his proposed sale that the Offeree shall be given the right to participate in the sale pro rata in proportion to the respective numbers of Shares owned by the Offerees (directly or indirectly) and the Selling Shareholder at such time, on the same terms and conditions as the Selling Shareholder. If such option is exercised by the Offerees, the Selling Shareholder shall not proceed with such sale unless the Offerees are given the right to participate.

                 The rights of co-sale established by this Section 6. 9 shall not apply to, and shall terminate upon the effective date of an IPO.

    6.10  Deadlock Notice and Sale

          6.10.1 In the event of a deadlock between the Purchaser and Yoav as described in Section 6.1.6 above, then the Purchaser and Yoav shall negotiate in good faith for a period of 30 (thirty) days in an effort to resolve the deadlock. If such negotiations are not successful, then either the Purchaser or Yoav (the "Offeror") may at any time within the next twenty-one (21) days give notice to the other (the "Offeree") of its election to purchase the Offeree's entire interest in Zuckerman (the "Offer"), pursuant to the terms and conditions set forth in this Section 6.10.

          6.10.2 The Offer shall specify the price at which the Offeror offers to purchase the Offeree's entire interest in Zuckerman, (the "Original Offer Price"), and shall contain a statement to the effect that the Offeror has all requisite power and authority and the financial resources to consummate the proposed purchase. The Original Offer Price shall be no less than one-half of five million dollars ($5,000,000) .

          6.10.3 The Offeree shall have a period of 14 (fourteen) business days after receipt of the Offer (the "Offer Period") to either (i) accept the Offer by a written notice (the "Buyout Acceptance Notice") delivered to the Offerer or (ii) deliver a counter offer to the Offeror to purchase all the Offeror's interest in Zuckerman (the "Offeree's Offer") for a price which is higher by at least 5% of the Original Offer Price (the "Increased Offer"). The Offeree's Offer shall include a statement to the effect that the Offeree has all requisite power and authority and the financial resources to consummate the proposed purchase. If no Offeree's Offer is delivered within the Offer Period, then the Offeror's Offer shall be deemed accepted and the Offeror shall purchase the entire security holdings of the Offeree in Zuckerman at the Original Offer Price.

          6.10.4 In the event an Offeree's Offer is delivered, the Offeror shall within a period of seven (7) business days after receipt thereof either (i) accept the offer by a Buyout Acceptance Notice as set forth mutatis mutandis in Section
                 6.10.3 above or (ii) deliver a new counter offer to the Offeree to purchase all the Offeree's security holdings in Zuckerman for a price which is higher by at least 5% of the Increased Offer.

          6.10.5 The mechanism detailed in Sections 6.10.3 and 6.10.4 shall be exercised until one party (Yoav or the Purchaser as the case may be) has delivered or fails to deliver either a Buyout Acceptance Notice or counter offer according to Section 6.10.4.

          6.10.6 The closing of any transaction pursuant to this Section 6.10 shall take place at the principal office of the Company, or any other location agreed between Yoav andthe Purchaser, no later than 30 business days after a Buyout Acceptance Notice was received or deemed received. At such closing, the purchaser party shall pay the purchase price by wire transfer of immediately available funds against delivery by the selling party of appropriate instruments of assignment (i.e., a share transfer deed), reasonably satisfactory in form to the purchasing party, evidencing the assignment to the purchaser party of all the securities being sold, free and clear of all liens, security interests, encumbrances, or adverse claims of any kind and nature.

          6.10.7 In the event any applicable regulatory or other governmental approvals shall not have been timely obtained, the date of the closing may be postponed until such approvals are obtained. Each party shall use its best effort to cooperate with the other party and file all documents to the governmental authorities in obtaining any required regulatory or other governmental approvals.

     6.11  Yoav's Sales

          Sale of Yoav's holdings in Zuckerman shall be limited as follows:

          6.11.1 Until the earlier of five years following the Closing of this Agreement or an IPO (the "No-Sale Period"), Yoav shall not sell, transfer, assign, encumber, grant an option or otherwise dispose of (hereinafter "Transfer") his shares in Zuckerman so as to reduce Yoav's shareholding in Zuckerman to less than 25% of Zuckerman's outstanding shares.

          6.11.2 Notwithstanding the aforesaid in Section 6.11.1, during the No-Sale Period, in the event that Yoav wishes to reduce his shareholding in Zuckerman to less than 40% of Zuckerman's outstanding shares, by the Transfer of up to an additional fifteen percent (15%) of Zuckerman's outstanding shares (the "Additional Shares"), then he may Transfer the Additional Shares only if the Purchaser approves in writing the identity of the potential buyer. In the event that the Purchaser does not approve the potential buyer, the Purchaser shall reason in writing such disapproval and Yoav may not Transfer any of the Additional Shares to such buyer.

          6.11.3 Notwithstanding Sections 6.11.1 and 6.11.2, Transfers to immediate family members shall be exempt from the provisions of this Section 6.11, provided that the shares so transferred remain subject to this Section 6.11 and any other limitation to which such shares are subject.

          6.11.4 In the event of the death or permanent disability of Yoav, the restrictions of this Section 6.11 shall be void and of no further effect.

7.   CERTAIN COVENANTS OF THE COMPANY
     --------------------------------

     From the date hereof through the Closing, and except as set forth herein, each of the Company, Zuckerman and Tawton (a) will conduct its business solely in the ordinary course as is conducted on the date hereof and in such manner as to preserve, to the extent possible in the ordinary course of business, the accuracy of the representations and warranties made hereunder; (b) shall not declare or pay any dividends or make any other distributions with respect to its share capital; (c) shall not issue any shares nor grant any option, warrant, convertible debenture or any other form of security exercisable into or convertible to shares of the Company, Zuckerman and Tawton , as the case may be, (other than as provided for herein); (d) shall not repay any indebtedness for which any of the Company's, Zuckeman's and Tawton's shareholders are guarantors; and (e) shall not enter into or renew any agreement with an Interested Party (including an employment agreement with any employee or director), or increase the remuneration of any employee or director.

8.   ADDITIONAL COVENANTS OF THE PARTIES
     -----------------------------------

     8.1 Filings and Consents. In addition to the Parties undertakings hereunder, as promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall (upon request) promptly deliver to the other parties a copy of each such filing made, each such notice given and each such consent obtained by such party. Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign governmental body in connection with this Agreement and the transactions contemplated hereby. Each of the parties hereto shall perform such further acts and execute such additional documents as may be reasonably required to effectuate the transactions contemplated hereby.

     8.2 Tax Liability. Each party shall be responsible for all its respective tax obligations deriving from the transactions contemplated in this Agreement.

     8.3 CFO. Upon the Closing, the Chief Financial Officer of the Purchaser shall be appointed as the Chief Financial Officer of the Company, according to the terms mutually agreed upon by the Purchaser and the Company. Yoav may require by written notice, which notice shall explain the reasons (such reasons must be reasonable reasons) for his decision, that the Chief Financial Officer appointed by the Purchaser be replaced by another appointee of the Purchaser acceptable to Yoav. Yoav will have the same right with respect to any successor to the position of Chief Financial Officer.

     8.4 CEO. Yoav undertakes to serve as the Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement Exhibit
          9.4.1 hereto for a period of at least three years.

     8.5 Management Fees. The Company and the Purchaser shall enter into an agreement whereby the Company shall pay the Purchaser annual management fees in consideration for the participation of representative's of the Purchaser on the Company's Board of Directors, pursuant to the Management Agreement attached hereto as
          Exhibit 9.4.8.

     8.6 Shareholder's Loan. The Company undertakes, subject to the applicable law, in accordance with the loan agreement attached hereto as Exhibit 8.6, to pay to Zuckerman the amount of the shareholder's loan provided by Zuckerman to the Company. This loan principally represents the amounts which Zuckerman is obligated to pay to Elscint Ltd. on account of Zuckerman's redemption of the shareholders loans made by Elscint to the Company. In no event shall Yoav's ownership interest in Zuckerman be diluted on account or as a result of Zuckerman's repayment of the amounts due by Zuckerman to Elscint Ltd.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     ------------------------------------------------

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions which the Company, the Sellers and Yoav hereby undertake to fulfill any or all of which may be waived in writing by Purchaser:

     9.1 Accuracy of Representations. Each of the representations and warranties made by the Company ,the Sellers and Yoav in this Agreement and in each of the other agreements and instruments delivered to Purchaser in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     9.2 Performance of Covenants. All of the covenants and obligations that the Company, the Sellers and Yoav are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     9.3 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     9.4 Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

          9.4.1 New Employment Agreement executed by Mr. Yoav Zuckerman and the Company on January 2, 2001, and attached hereto as
                 Exhibit 9.4.1.

          9.4.2 Certificates executed by an Officer of the Company, an Officer of Zuckerman, an officer of Tawton , and Cowan, certifying that each of the representations and warranties made by it and set forth in Section 4 are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 9.1, 9.2 and 9.3 have been duly satisfied in the form attached as Exhibit 9.4.2 to this Agreement (collectively the "Company Closing Certificate"); and

          9.4.3 (i) An opinion, dated the Closing, of Law Offices of Shimshon Halpern, counsel to the Company, and, (ii) an opinion, dated the Closing, of Law Offices of Shimshon Halpern, counsel to Zuckerman, and (iii) an opinion, dated the Closing, of Simcocks, counsel to Tawton in the form of Exhibits 9.4.3 , 9.4.3(a) respectively attached hereto.

          9.4.4 Validly executed Share Certificate reflecting the Purchased Shares in the name of the Purchaser accompanied by (i) share transfer deed duly executed by Cowan and (ii) legal opinion from Tawton's counsel confirming that the Purchased Shares were properly transferred to the ownership of the Purchaser in accordance with applicable law.

          9.4.5 written resignations of all directors, except Yoav, of the Company, Zuckerman and Tawton, effective as of the Closing Date;

          9.4.6 Special Resolutions of the Company's and of Zuckerman's shareholders in the form of Exhibit 9.4.6(a) and 9.4.6(b) hereto, by which the Articles of Association of the Company and of Zuckerman shall be replaced with the Amended Articles attached hereto as Exhibit 9.4.6(a)(A) and 9.4.6(b)(A),

          9.4.7 Resolutions of the Board of Directors of the Company, of Zuckerman and of Tawton approving the Company's and the Sellers' execution of this Agreement and any other document contemplated hereby, the sale and transfer of the Purchased Shares against payment of the Purchase Price, all in the form attached hereto as Exhibit 9.4.7.

          9.4.8 The Company shall deliver to the Purchaser a duly executed Management Agreement in the form attached hereto as Exhibit 9.4.8.

          9.4.8A Bank Hapoalim B.M. shall have approved this Agreement and the transactions contemplated therein, in a form reasonabley satisfactory to the Purchaser.

          9.4.9 The Sellers shall provide the Purchaser with approvals of exemption from tax deduction at source. The Purchaser shall provide the Sellers with the necessary assistance, including a power-of-attorney, to deal with this issue on behalf of the Purchaser.

          9.4.10 Yoav had signed and executed the pledge agreement attached as
                 Exhibit 4B.2.

          9.4.11 Tawton shall register the Purchaser as the owner of the Purchased Shares in it's shareholders' register.

          9.4.12 The Company and Yoav shall have executed a loan agreement in accordance with the provisions of Section 11.3 below in the form attached as Exhibit 9.4.12 hereto.

          9.4.13 Yoav shall have transferred his one ordinary share in the Company to Zuckerman as evidenced by the executed share transfer deed in the form attached as Exhibit 9.4.13 hereto and by the signed letter to the Israeli Companies Registrar in the form attached as Exhibit 9.4.13A hereto.

          9.4.14 A letter from Elscint Ltd. specifying that the aggregate amount of debts of the Company, Zuckerman and Yoav to the Elscint Group as defined in Section 4.21 above, as of September 30, 2000, does not exceed the amount of two million three hundred and fifty thousand US Dollars ($2,350,000) (not including interest) .

          9.4.15 Resolution of the Board of Directors of the Company amending the Board resolution dated November 2, 2000 in a way that the release from liability and indemnification specified in that resolution shall not apply to Yoav's representations, warranties and undertakings included in this Agreement , in a form attached as Exhibit 9.4.15 hereto.

     9.5 No Legal Proceedings. No Person shall have commenced or taken substantial steps towards any legal proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to the Company's and/or Zuckerman's and/or Tawton's assets or liabilities, unless disclosed in this Agreement.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE COMPANY
     ------------------------------------------------------------------

     The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions which the Purchaser hereby undertakes to fulfill, any or all of which may be waived in writing by the Company and/or the Sellers:

     10.1 Accuracy of Representations. Each of the representations and warranties made by Purchaser in this Agreement and in each of the other agreements and instruments delivered to the Company or to the Sellers in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     10.2 Performance of Covenants. All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     10.3 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     10.4 Agreements and Documents. The Company and the Sellers shall have received the following agreement and documents, each of which shall be in full force and effect:

          10.4.1 A Certificate executed by an Officer of the Purchaser certifying that each of the representations and warranties set forth in Section 5 are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 10.1, 10.2 and 10.3 have been duly satisfied in the form attached as Exhibit
                 10.4.1 to this Agreement (the "Purchaser Closing Certificate"); and

          10.4.2 Resolutions of the Board of Directors of the Purchaser approving the Purchaser's execution of this Agreement and any other document contemplated hereby, the sale and transfer of the Purchased Shares against payment of the Purchase Price, all in the form attached hereto as Exhibit 10.4.3.

          10.4.3 An opinion, dated the Closing, of Efrati, Galili & Co., counsel to the Purchaser, in the form of Exhibit 10.4.3 attached hereto.

     10.5 No Legal Proceedings. No Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of stock of the Company.

11.  POST-CLOSING COVENANTS
     ----------------------

     11.1 General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action, including the execution and delivery of such further instruments and documents as the other party reasonably may request, all at the sole cost and expense of the requesting party (If the requesting party is Yoav, the Company or Zuckerman, as the case may be, shall bear such costs and expenses).

     11.2 Confidentiality. The Parties acknowledge, undertake and agree that all documents and information (collectively, the "Confidential Information") received from the Company, the Sellers, or Yoav, or from the Purchaser, in connection with this Agreement or the holding of the Company's Shares, directly or indirectly, will be used solely for the purpose of furthering the business of the Company and that such Confidential Information will be treated by Parties and their respective affiliates, directors, officers, employees, agents, accountants, representatives or advisors (collectively the "Representatives") as secret and confidential; provided, however, that the term "Confidential Information" shall not include any information that (i) was in the lawful possession of the receiving Party or its representatives receiving such information at the time of the disclosure, as can be established by written evidences, (ii) was in the public domain at the time of disclosure, or (iii) becomes part of the public domain after the time of disclosure through no act or omission by the Party to whom the disclosure was made.

     11.3 Shareholder Loan. Within fourteen days following the Closing, Yoav shall provide the Company with a loan in the amount of $600,000. The loan shall bear interest at an annual rate of Libor + 2% . The Company shall repay the loan plus applicable interest in its entirety no later than December 31, 2001, provided that the Company shall sell at least 100 systems in year 2001. In the event that the Company sells between 50 and 99 systems in year 2001, then a percentage of the loan and interest shall be repaid according to the following formula: [(# of systems sold - 50) / 50] x (100). For illustration purposes, if 75 units are sold, Yoav would be entitled to receive 50% of the Loan - [(75-50) / 50] x 100 = 50%. In the event that less than 40 systems are sold by the Company in the year 2001, the loan and interest shall not be repaid, and Yoav shall be required to invest an additional $250,000 in the Company in accordance with one of the following three options which Yoav shall decide upon in his complete discretion: (a) a cash investment of $250,000 ; (b) a transfer of a proportionate share of his shares in the Company to the Purchaser according to a valuation of the Company of $5,000,000, i.e., a transfer of 5% of his shares; or (c) some combination of options (a) and (b). Should Yoav decide to transfer shares to the Purchaser, then he shall be entitled to reacquire these shares from the Purchaser at any time within 12 months from the date of the transfer at a per share price equal to per share price plus an annual interest of Libor + 2% on the day these shares were transferred to the Purchaser. For illustration purposes, should Yoav transfer 5% of his shares to the Purchaser, Yoav would be entitled to reacquire these shares for a payment of $250,000. In no event shall the Purchaser ownership interest in the Company be diluted on account or as a result of the shareholder's loan specified in this Section 11.3. As security for Yoav's undertaking to provide the US$ 600,000 loan as set forth above, Yoav shall pledge all of his Shares in Zuckerman, according to the terms and conditions set forth in the Pledge Agreement, Exhibit 4B.2 hereto.

12.  INDEMNITY
     ---------

     12.1 Survival of Representations. All of the representations and warranties of the Sellers, the Company, Yoav, and the Purchaser contained in Section 4 and Section 5 of this Agreement shall survive the Closing hereunder and continue in full force and effect until the seventh anniversary of the Closing, subject to any applicable statutes of limitations.

     12.2 Indemnification by the Company, Yoav and Sellers. Each of the Sellers, Yoav and the Company hereby, individually, agree to indemnify and hold harmless the Purchaser and its directors, officers, and Affiliates against any losses, liabilities, damages and expenses including but not limited to counsel fees and litigation expenses, as and when incurred arising out of, based upon, or in connection with any material breach of any representation or warranty made by it which is contained in Section 4 of this Agreement. Damages recoverable with respect to any breach of any representation or warranty made in this Agreement shall not exceed the Purchase Price plus the Guarantees Amount in the aggregate minus any profit distribution made to the Purchaser and minus any amount of the Guarantees Amount that was released to the Purchaser . Notwithstanding the above said, neither the Company nor the Sellers nor Yoav shall be required to indemnify the Purchaser unless and until the amount of such Indemnification payment exceeds $25,000 (twenty five thousand US dollars) in the aggregate per each calendar year from the date of this agreement (the "Cushion"). However, if the indemnification amount exceed the Cushion, the Purchaser will have the right to indemnification for those amounts exceeding the Cushion. Notwithstanding anything to the contrary herein, it is hereby agreed that Yoav and/or Cowan shall not be entitled to be indemnified by the Company or Zuckerman for any loss liability, damage and expenses sustained by Yoav and/or Cowan as a result of a breach of any representation or warranty made by the Company and/or Zuckerman contained in this Agreement. This Section shall not derogate from any right and/or remedy of the Purchaser in accordance with the applicable law.

     12.3 Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and hold harmless Yoav and/or Cowan against any losses, liabilities, damages and expenses including but not limited to counsel fees and litigation expenses, as and when incurred arising out of, based upon, or in connection with any material breach of any representation or warranty of the Purchaser contained in this Agreement. Damages recoverable with respect to any breach of any representation or warranty made in this Agreement shall not exceed $650,000 in the aggregate. Notwithstanding the above said, the Purchaser shall not be required to indemnify Yoav and/or Cowan unless and until the amount of such Indemnification payment exceeds $10,000 (ten thousand US dollars) in the aggregate per each calendar year from the date of this agreement (the "Cushion"). However, if the amount exceeds the Cushion, Yoav and/or Cowan will have the right to indemnification for those amounts exceeding the Cushion. This Section shall not derogate from any right and/or remedy of Yoav and/or Cowan in accordance with the applicable law.

     12.4 Notice of Claim. A Party seeking indemnification (a "Protected "Party") shall provide the indemnifying party with prompt notice of any claim asserted or threatened against the Protected Party on the basis of which the Protected Party intends to seek indemnification as provided for in this Section 12. However, the obligations of the Protected Party under this Section 12 shall not be conditional upon receipt of any such notice and no delay on the part of the Protected Party in providing notice shall relieve the indemnifying Party from any obligation hereunder except if such delay prejudices the indemnifying party.

     12.5 Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the other Parties to this Agreement.


13.  THE CLOSING
     -----------

     The Closing shall take place on January 31, 2001, at the offices of Efrati, Galili & Co., Wissotsky 6, Tel Aviv, at 11:00 a.m. or on any other date or place agreed to in writing by the parties (the "Closing").

14.  MISCELLANEOUS
     -------------

     14.1 Expenses. The Company shall reimburse the Purchaser and Zuckerman upon the Closing of their accounting and legal fees and other expenses incurred with respect to this Agreement and to the related agreements and transactions contemplated hereby; provided, however, that (i) such reimbursement to the Purchaser does not amount to a sum greater than $40,000 (forty thousand U.S. dollars) plus V.A.T. charges; and (ii) such reimbursement to Zuckerman does not amount to a sum greater than $40,000 (forty thousand U.S. dollars) plus V.A.T. charges in the aggregate.

          All the expenses specified in this Section 14.1 shall be paid by the Company to the Purchaser and to Zuckerman in twelve (12) monthly equal installments, with the first payment to be made one year following the Closing.

     14.2 Entire Agreement. This Agreement, including its Exhibits which are an integral part thereof, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties thereto.

     14.3 Waiver. Omission or delay on the part of any party in requiring due and punctual fulfillment of any of the obligations of the other parties hereunder shall not be deemed a waiver of such obligation, or any other obligations, present or future, or of any resulting remedy for the breach thereof.

     14.4 Costs and Expenses. Save as otherwise expressly provided herein, all costs, taxes, levies, fees and charges of any kind whatsoever incurred pursuant to this Agreement will be borne by the party incurring same.

     14.5 Law and Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in Tel Aviv, Israel, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such court.

     14.6 Headings. The headings of the sections of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

     14.7 Assignment. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without complying with the limitations on transfers of shares imposed by the Amended Articles, with the exception of: (i) assignments by the Purchaser or the other shareholders of the Company to Permitted Transferees (as defined in the Amended Articles of the Company) of shares of such Purchaser or other shareholder, as applicable; (ii) assignments and transfers from the Purchaser or other shareholder to any other entity which controls, is controlled by or is under common control with, such Purchaser or shareholder; provided however, that no such assignment or transfer shall become effective unless each such transferee has provided the Company and the Purchaser with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it. The Company shall not be entitled to assign any of its rights or obligations hereunder (other than as provided for herein), absent prior written consent of the Purchaser.

     14.8 Amendments and Waivers. No waiver by a party or failure to enforce any of its rights hereunder shall be construed as a waiver to enforce other rights or the same right on future occasions. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom such amendment, modification or waiver is sought to be enforced.

     14.9 Notices. Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the addresses set forth below. Notices served by registered mail shall be deemed served on the day of actual delivery by the addressee's receipt, or at the expiration of the 7 (seven) days after the date of mailing, whichever is earlier. Notices served by telex, telegram, telecopier or cable shall be deemed to be in writing and to have been served within 12 (twelve) hours (in the case of telex or telecopier) and within 24 (twenty-four) hours (in the case of telegrams or cables) or dispatch.

     14.10 Addresses of the Parties. The addresses of the parties for the purposes of this agreement are as follows:

           If to Purchaser :

           Aryt Industries Ltd
           Haplada 7, POB 696, Or-Yehuda 60257
           Tel: 03-5388666; Fax: 03-5339223
           Att: Yoav Bar-Nes

           with a copy to (which will not constitute notice):

           Efrati, Galili & Co.
           6 Wissotsky Street , Tel Aviv 62338
           Att: Omer Ben-Zvi, Adv.

           If to the Company:

           ElscinTec Systems Ltd.
           Advanced Technology Center
           P.OB. Matam, Haifa   31905
           Att: Yoav Zuckerman

           with a copy to (which will not constitute notice):

           Law Offices of Shimshon Halpern, J.D.       Yoav Zuckerman
           Jacoby House, P.O. Box 2987          &      Fax: 04-824-3680
           Even Yehuda   40500
           Att: Shimshon Halpern, Adv.
           Fax: 09-899-5964

           If to Yoav:

           Yoav Zuckerman
           Fax: 04-824-3680

           with a copy to (which will not constitute notice):

           Law Offices of Shimshon Halpern, J.D.
           Jacoby House, P.O. Box 2987
           Even Yehuda   40500
           Att: Shimshon Halpern, Adv.
           Fax: 09-899-5964

           If to Tawton:

           -------------

           With a copy to:
           ---------------






           with a copy to:

           If to Zuckerman:

           Y. Zuckerman Properties (1999) Ltd.
           c/o

           Fax:

           with a copy to (which will not constitute notice):

           Law Offices of Shimshon Halpern, J.D.         Yoav Zuckerman
           Jacoby House, P.O. Box 2987          &        Fax: 04-824-3680
           Even Yehuda   40500
           Att: Shimshon Halpern, Adv.
           Fax: 09-899-5964


    14.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    14.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the date first written above:


-------------------------------------------------                    -----------------------------------------------------
Elscintec Systems Ltd.                                               Y. Zuckerman Properties (1999) Ltd.
By:     /s/  Yoav Zuckerman                                          By:     /s/  Yoav Zuckerman
        -------------------                                                  -------------------
Title:       CEO                                                     Title:  CEO
        -------------------                                                  -------------------



-------------------------------------------------                    -----------------------------------------------------
Tawton Ltd.                                                          Aryt Industries Ltd.
                                                                     By:     /s/  Schmuel Bachar
                                                                             ---------------------
By:     /s/  John A.  Cowan                                          Title:  ______________________
        -------------------
Title: Director
       --------------------
-------------------------------------------                          ------------------------------------------------------
       John A. Cowan                                                 Mr. Yoav Zuckerman

 /s/  John A.  Cowan                                                 /s/  Yoav Zuckerman
--------------------                                                 -------------------
